UNITED STATES STEEL CORPORATION
SUPPLEMENTAL RETIREMENT ACCOUNT PROGRAM
Effective December 31, 2006, Amended and Restated Effective January 1, 2019

1.    History and Purpose
United States Steel Corporation (the “Corporation”) established the United States Steel Corporation Supplemental Retirement Account Program (the “Program”), and hereby amends and restates the Program effective January 1, 2019, as set forth herein with respect to participation and benefits on and after such date. The Program was previously amended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
The purpose of this Program is to provide a pension benefit for certain executives and certain other key managers with respect to compensation paid under the incentive compensation plans maintained by the Corporation, its subsidiaries, and its affiliated companies.
2.    Eligibility
An employee of the Corporation, a domestically incorporated Subsidiary Company, or United States Steel and Carnegie Pension Fund (collectively, the “Employer”) shall be a “Member” of the Program if the employee is a General Manager (Level 9) or higher level employee. Members who are moved to a position below the General Manager level for a reason other than performance shall continue to be Members of the Program.
3.    Amount of Benefit
The benefit accrued under the Program for a Member shall be equal to the amount of contributions and investment earnings credited to the Member’s Supplemental Retirement Account (“Account”) established under the Program, which shall be a notional account.
(a)    Annual Contributions
A Member’s Account shall be credited with contributions equal to the bonus awards paid to the Member pursuant to the Corporation’s Executive Management Annual Incentive Compensation Plan, Short-Term Incentive Plan and/or under similar incentive plans (or under profit sharing plans if the Employer has a profit sharing plan rather than an incentive plan) as determined by the Plan Administrator (as defined in section 5(a) below) in its sole discretion (hereinafter “Incentive Compensation”) multiplied by the applicable age-weighted crediting rate in effect for the Member, as shown below:

Age at Beginning of Month Bonus Was Paid	Crediting Rate under Program
Less than 35 years	4.75%
35 to less than 40	6.00%
40 to less than 45	7.25%
45 and above	8.50%

No contributions shall be made to the Member’s Account based on bonus awards paid to the Member under a special incentive compensation plan that is in addition to, and not in lieu of, the Member’s annual incentive compensation plan.

The crediting of contributions shall occur (a) for incentive compensation paid on an annual basis, on the date the applicable Incentive Compensation is paid to the Member, or (b) for incentive compensation paid on a quarterly basis, on the date of the last quarterly payment of Incentive Compensation for the year based on the aggregate quarterly Incentive Compensation for the year.

Notwithstanding anything to the contrary contained herein, no contributions shall be credited to a Member’s Account with respect to Incentive Compensation paid to the Member (a) prior to the date he or she becomes a Member of the Program, or (b) after the date the Member was no longer covered by this Program.

(b)	Catch-Up Accruals
Each Member (other than an employee who was covered under the Supplemental Pension Program on December 31, 2015) shall be eligible to receive a Catch-up Accrual. A Member’s Account shall be credited with a Catch-up Accrual at the end of the first full month of the Member’s participation in the Program equal to the product of:

(i)	10 years of prior service (or, if less, the Member’s prior years of eligible service with the Corporation for which he or she did not receive an accrual under this Program), times

(ii)
the target percentage that applies to General Manager level employees under the United States Steel Corporation Short Term Incentive Plan (“STIP”) as of the determination date, regardless of whether the Member is covered by the STIP, times

(iii)	the Member’s annual base salary as of the determination date, times

(iv)	the Member’s age-based Crediting Rate referenced in the chart above as of the determination date.
For purposes of the Catch-up Accrual, the determination date is the last day of the month preceding the first full month of the Member’s participation in the Program.
(c)    Investment Earnings in the Supplemental Retirement Account
A Member’s Account shall be credited with investment earnings in the same manner as if the balance in the Account had been invested in the applicable default investment fund under the United States Steel Corporation Savings Fund Plan for Salaried Employees or the U. S. Steel Tubular Services Savings Plan, whichever plan is applicable to the Member. The number of shares to be credited to a Member’s Account in the Program (book entry only) will be calculated using the amount of contribution and the net asset value of the applicable investment fund at markets close on the processing date.
4.    Form of Benefit and Timing of Distribution
A Member shall be eligible to receive a distribution of his or her Account under the Program if the Member retires or otherwise terminates employment with the Employer after the earlier of (i) completing ten (10) years of Continuous Service, (ii) for Members hired on or after January 1, 2019, attainment of age 60 and completion of five (5) years of Continuous Service, or (iii) attainment of age 65; provided, however, no benefits shall be payable under this Program with respect to a Member who terminates employment with the Employer either prior to age 55 or within 36 months after the date he or she becomes a Member of the Program. Notwithstanding the foregoing, a Member’s Account shall be payable on account of death, upon an involuntary termination of employment under circumstances which would qualify the Member for benefits under a severance plan maintained by the Corporation, or upon a termination of employment with the consent of the Corporation.

(a)	Lump Sum Distribution and Annuity Option for Benefits Accruing Through August 31, 2013
Subject to section 4(c) below, with respect to benefits accrued from December 31, 2006 through August 31, 2013, a Member shall receive, upon the Member’s termination of employment from the Employer, a lump sum distribution of the benefits payable to him or her under the Program. The payment date shall be on the last business day of the calendar month following the month in which such termination of employment occurred.
Notwithstanding the foregoing specified form of payment, with respect to benefits accrued from December 31, 2006 through August 31, 2013, and subject to section 4(c) below, a Member may irrevocably elect to receive such benefits payable in the form of a single life annuity. An election may not become effective for 12 months from the date on which it is made, and such election must be submitted to the Corporation more than 12 months prior to the date the benefits are otherwise scheduled to be paid. In addition, the payment date elected for the commencement of monthly annuity installment payments must be deferred for a minimum of five years from the date such benefits would otherwise have been paid. The Member shall also have the right to elect among actuarially equivalent life annuity forms of payment, which election may be made at any time when the Member has made a valid election to receive an annuity form of payment.
Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Plan Administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings.  The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.
In the event a Member dies prior to termination of employment, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.
In the event a Member dies after termination of employment but prior to receiving the benefits credited to his or her Account under the Program, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.
(b)    Annuity Distribution and Lump Sum Option for Benefits Accruing On and After
September 1, 2013
Subject to section 4(c) below, with respect to benefits accrued on and after September 1, 2013, a Member shall receive, upon the Member’s termination of employment from the Employer, a single life annuity distribution of the benefits payable to him or her under the Program. The payment date for commencement of monthly annuity installment payments shall be on the first regularly scheduled payroll date of the second calendar month following the month in which such termination of employment occurred.
Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Plan Administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by his or her life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings. The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.
Notwithstanding the foregoing specified form of payment, with respect to benefits that may accrue on and after September 1, 2013, and subject to section 4(c) below, an employee may receive such benefits in the form of a lump sum payment on the last business day of the calendar month following the month in which termination of employment occurred, provided the employee makes a timely benefit election. For employees in the Program on July 31, 2013, a one‑time irrevocable election to receive a lump sum payment must be made prior to September 1, 2013 in order to be valid. For employees who become eligible to participate in the Program after July 31, 2013, the one‑time irrevocable election must be made within 30 days after the individual becomes eligible and will be effective with respect to benefits accruing subsequent to the election.
In the event a Member dies prior to termination of employment, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.
In the event a Member dies after termination of employment but prior to receiving the benefits credited to his or her Account under the Program, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.
(c)    Delay in Payment to Specified Employees
In the case of any Member who is determined by the Plan Administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i)) and the regulations thereunder), no amount of such Member’s distribution shall be distributed as described in sections 4(a) or 4(b) above, but rather shall be payable (or payments shall commence in the case of an annuity form of payment) on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death). During this six-month delay period, earnings will accrue and be payable, on the date specified in the preceding sentence, on the balance due in the same manner as if the balance in the Account had been invested as provided in section 3(c) above. In the case of an annuity form of payment, installments otherwise payable in the first six months following separation from service shall be accumulated and paid on the first day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death).

(d)	Full and Final Settlement
Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Program.

(e)	Reemployment
A Member’s Account shall be forfeited if the Member retires or terminates employment with the Employer prior to being eligible to receive a distribution under the Program. Effective January 1, 2018, in the event the Member is subsequently reemployed by the Employer before the completion of five consecutive one-year breaks in Continuous Service (as determined under the United States Steel Corporation Savings Fund Plan for Salaried Employees or the U. S. Steel Tubular Services Savings Plan, whichever plan is applicable to the Member), the Member’s Account shall be restored without the accrual of any investment earnings during the break in service. Notwithstanding any contrary provision of the Program, a Member shall not be eligible to receive any additional Catch‑Up Accruals upon his or her reemployment.

(f)	Termination of Employment
For purposes of this section 4, the term “termination of employment” shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code and the regulations thereunder.
5.    General Provisions
(a)    Administration
The United States Steel and Carnegie Pension Fund shall be the “Plan Administrator” and named fiduciary with respect to the administration of the Program. The Plan Administrator shall have full discretion and authority to decide all questions arising out of and relating to the administration of the Program. The decision of the Plan Administrator shall be final and conclusive as to all questions of interpretation and application of the Program.
(b)    Amendment or Termination of Program
The Corporation reserves the right to make any changes to this Program or to terminate this Program as to any or all groups of employees covered under this Program, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. If the Program is terminated, employees who are (or were) covered under this Program will continue to be credited with eligibility service and age under the Program for purposes of satisfying the age and service requirements in section 4 above, provided they remain employed with the Corporation, their Employer, or any member of the controlled group that includes the Corporation. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the Corporation’s Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of the Corporation and the corporation law of the state of Delaware.

(c)    No Guarantee of Employment
Neither the creation of this Program nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.
(d)    Nonalienation
No benefits payable under this Program shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for the withholding of taxes, or (ii) obligations under a qualified domestic relations order.
(e)    No Requirement to Fund
Except to the extent provided otherwise in this paragraph, benefits provided by this Program shall be paid out of general assets of the Corporation. No provisions in this Program, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.
(f)    Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Program.
(g)    Severability
If any provisions of this Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Program, but this Program shall be construed and enforced as if said illegal or invalid provision had never been included herein.
(h)    Exclusive Provisions of Program
The provisions contained herein constitute the complete and exclusive statement of the terms of this Program. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Program. All reliance by any individual concerning the subject matter of this Program shall be solely upon the provisions set forth in this document.
(i)    Code Section 409A
This Program shall be interpreted and administered in accordance with Section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.
(j)    Plan Mergers
Effective as of November 13, 2013, the Supplemental Account that was established by the Corporation on July 1, 2013, was merged with and into the Program.

(k)	Withholding
The Employer is authorized to withhold from any payment due under the Program an amount necessary to satisfy the tax withholding obligations that arise in connection with such payment or any other payment of compensation by an Employer to the Member outside of the Program.

6.    Definitions
Except as otherwise provided in this Program, the term “Subsidiary Company” as used herein shall mean “subsidiary company” as defined in the United States Steel 1994 Salaried Pension Rules adopted under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Pension Plan”) and the term “Continuous Service” as used herein shall mean continuous service as determined under the United States Steel Corporation Savings Fund Plan for Salaried Employees or the U. S. Steel Tubular Services Savings Plan, as applicable.

7.	Claims and Appeals Procedures
All claims for benefits under the Program must be filed with the Plan Administrator within one year after the Member’s termination of employment with the Employer.

If a claim is wholly or partially denied, the Plan Administrator shall notify the claimant of the adverse benefit determination within 90 days after receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

The Plan Administrator shall provide a claimant with written or electronic notification of any adverse benefit determination. All notifications of adverse benefit determination shall set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific provisions of the Program on which the determination is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)
A description of the review procedures under the Program and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on final review.

If a claim for benefits is denied, the claimant may within 60 days after receipt of the denial appeal in writing to the Vice President – Administration, United States Steel and Carnegie Pension Fund, 600 Grant Street, Room 1600, Pittsburgh, Pennsylvania 15219-2800. If a claimant fails to file a request for review within the 60-day time limit and in the manner specified above, the claimant shall thereafter be barred from again asserting such claim.

In connection with an appeal of an adverse benefit determination, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records and other information submitted by the claimant relating to the claim shall be taken into account, without regard to whether such information was submitted or considered in the initial benefit determination. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

A claimant shall be notified of the benefit determination on review no later than 60 days after receipt of the claimant’s request for review by the Plan Administrator, unless the Vice President – Administration determines that special circumstances require an extension of time for processing the claim. If it is determined that an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

A claimant shall be provided with written or electronic notification of a Plan Administrator’s benefit determination on appeal. In the case of an adverse benefit determination, the notification shall set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific provisions of the Program on which the benefit determination is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

The decision of the Vice President – Administration shall be final and shall bind all parties concerned to the extent permitted by law.

If the claim is denied on appeal, in whole or in part, the claimant may file a lawsuit under Section 502(a) of ERISA within one year after receipt of the final adverse benefit determination.

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